Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Inducement Plan and the Assumed Awards of Millennial Media, Inc. of our reports dated March 3, 2014, with respect to the consolidated financial statements and schedule of Millennial Media, Inc., and the effectiveness of internal control over financial reporting of Millennial Media, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

December 15, 2014